                                                                    EXHIBIT 99.3

                               AMM HOLDINGS, INC.

                           OFFER FOR ALL OUTSTANDING
                     13 1/2% SENIOR DISCOUNT NOTES DUE 2009
                                IN EXCHANGE FOR
                    13 1/2% SENIOR DISCOUNT NOTES DUE 2009,
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                   AS AMENDED

TO OUR CLIENTS:

     Enclosed for your consideration is a Prospectus, dated [            ], 1998
(the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of AMM Holdings, Inc., a Delaware corporation ("Holdings") to exchange up to $68,000,000 aggregate principal amount at maturity of its 13 1/2% Senior Discount Notes due 2009 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended, for a like principal amount at maturity of its issued and outstanding 13 1/2% Senior Discount Notes due 2009 (the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of Holdings contained in the Registration Rights Agreement dated June 26, 1998, by and among Holdings, and the initial purchaser referred to therein.

     This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the
provisions of the Exchange Offer. The Exchange Offer will expire at [     ]
P.M., New York City time, on [            ], 1998, unless extended by Holdings.
Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     Your attention is directed to the following:

          1. The Exchange Offer is for any and all Old Notes.

          2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer-Certain Conditions to the Exchange Offer."

          3. Any transfer taxes incident to the transfer of Old Notes from the holder to Holdings will be paid by Holdings, except as otherwise provided in the Instructions in the Letter of Transmittal.

          4. The Exchange Offer expires at [     ] P.M., New York City time, on
     [            ], 1998, unless extended by Holdings.

     If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.